Exhibit 99.2
FINANCIAL GUIDANCE SUMMARY
2008 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2008
	Range
Revenue	$395.0	$415.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	107.5	120.0

Adjusted EBITDA per diluted common share	$1.73	$1.94

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	13.0	14.0
Depreciation and amortization	(31.0)	(29.0)
Non-cash advertising	(5.0)	(5.0)
Non-cash stock-based compensation	(23.0)	(22.0)
Income tax provision ( c )	(25.0)	(32.0)

Net income	$36.5	$46.0

Net income per common share:
Basic	$0.62	$0.78

Diluted	$0.59	$0.74

Weighted-average shares outstanding used in computing net income per common share:
Basic	59.0	59.0
Diluted	62.0	62.0
Notes:
(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Income tax rate for 2008 is estimated to be approximately 41% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2008 of the valuation allownce against deferred tax assets.
Additional Information:
-	Quarterly distribution of revenue is estimated to be approximately $80 to $82 in Q1, $90 to 94 in Q2, $106 to $112 in Q3 and $119 to $127 in Q4

-	Adjusted EBITDA as a percentage of revenue is estimated to be approximately 18% to 19% in Q1, 23% to 24% in Q2, 30% to 31% in Q3 and 34% to 36% in Q4

-	Net Income as a percentage of revenue is estimated to be approximately 2.5% to 4.0% in Q1, 7.5% to 8.5% in Q2, 11.5% to 13% in Q3 and 12.5% to 15.0% in Q4